Exhibit 99.1

Global Crossing Reports Third Quarter 2004 Results

Continues progress on business realignment and financing efforts, while sequential profitability improves.

FOR IMMEDIATE RELEASE: MONDAY, NOVEMBER 15, 2004

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results and business highlights for the third quarter of 2004, as well as an update on financing and its business realignment.

“During the third quarter, gross margins continued to improve, and revenue grew in certain key areas,” said John Legere, Global Crossing’s chief executive officer. “The business realignment initiatives we announced last month are underway and will strengthen Global Crossing’s position in the current competitive environment, will promote long-term growth and will enable us to tighten our focus on IP, leading to more significant profitability improvements in future quarters.”

Management will hold a conference call on Monday, November 15, 2004 at 9:00 a.m. ET to review these highlights and the company’s third quarter financial results.

Third Quarter Results

Revenue

Revenue for the third quarter of 2004 was $617 million. When compared sequentially — that is, to the second quarter of 2004 — revenue declined by approximately one percent. In the third quarter of 2003, revenue was $696 million. Of the year over year reduction, $20 million was attributable to the write-down of non-cash, deferred indefeasible rights of use (IRU) revenue as a result of fresh start accounting, and approximately $18 million resulted from a reduction in international long distance (ILD) carrier revenue, due in part to actions taken in early 2004 to serve these customers while increasing margins. The remaining difference of $41 million reflects continued competitive pressures in the industry and declines in the company’s legacy small business group (SBG) and trader voice lines, partially offset by continued growth in IP products and services.

Of total revenue reported for the third quarter of 2004, commercial services accounted for 40 percent, compared to 37 percent in the same period of 2003, and carrier services accounted for 60 percent, compared to 62 percent in the same period of 2003.

Voice services (including conferencing) accounted for 53 percent of commercial services revenue for the third quarter of 2004, and data services accounted for 47 percent. The mix of voice and data was relatively unchanged from the same period in 2003, when 52 percent of revenue was voice and 48 percent was data. Commercial services revenue experienced declines associated with Global Crossing’s SBG and trader voice services. These declines were partially offset by an increase in international enterprise services, as well as in conferencing services.

After adjusting for the impact of deferred IRU revenue, carrier services revenue was comprised of approximately 86 percent voice and 14 percent data services. This mix was unchanged from the same period in 2003. Carrier voice services experienced a decline in international long distance, due in part to efforts the company has taken to reduce risk and improve gross margins in this product line.

Gross margins improved to 30 percent of revenue, or $182 million in the third quarter of 2004, representing a gross margin percentage increase of more than one percent over the preceding quarter. The third quarter gross margin improvement was greater when compared to the same time period in 2003, when, after adjusting for the change in non-cash deferred IRU revenue, gross margins were 27 percent of revenue or $180 million.

“We continue to increase our margins as a result of cost of access initiatives and to shift our revenue mix with sales of higher margin products such as IP VPN and managed services,” said Mr. Legere. “Examples of these sales were recently announced with new and renewal contracts for customers including The Coca-Cola Company, the world’s largest confectionary company Arcor, Dutch research network SURFnet and others.”

Cost Management

As a result of initiatives to reduce cost of access, such as utilizing competitive access providers and continued optimization of the network, Global Crossing reduced its cost of access by 12 percent to $435 million for the third quarter of 2004, compared to $496 million for the same period in 2003. Cost of access represented 70 percent of telecom services revenue for the third quarter of 2004, compared to 73 percent for 2003 after eliminating the quarterly differences in non-cash IRU revenue. When compared to second quarter of 2004, cost of access expenses were reduced by $15 million from $450 million, a three percent improvement. Third party maintenance costs for the third quarter of 2004 were $28 million, equal to those for the third quarter of 2003.

Operating expenses for the third quarter of 2004 were $194 million, compared to $190 million sequentially and to $186 million for the third quarter of 2003. The sequential increase in operating expenses was largely due to higher professional fees associated with the cost of access restatement and Sarbanes-Oxley compliance. Part of the year over year increase was due to issuance of non-cash stock-based incentives after Global Crossing’s emergence from bankruptcy. Additionally, incentive compensation and restructuring charges were reported as operating expenses in the current quarter. In contrast, the same costs were recorded as reorganization costs in the third quarter of 2003, as a requirement of accounting while in bankruptcy. After adjusting by a total of $11 million for stock and incentive compensation and restructuring charges combined, third quarter operating expenses improved by two percent year over year. Increased professional fees contributed to the year over year increase in overall operating expenses, and were partially offset by improved bad debt and cost of sales.

Earnings

For the third quarter of 2004, Telecom EBITDA (as defined in the tables which follow) was a loss of $40 million. Excluding the impact of the $20 million reduction in non-cash deferred revenue for prior period IRU sales and $11 million of stock and incentive compensation and restructuring charges, the Telecom EBITDA loss narrowed by 15 percent year over year in comparison to the $14 million loss reported in third quarter of 2003. When compared to the second quarter of 2004, the loss narrowed by $1 million.

Consolidated loss applicable to common shareholders in the third quarter of 2004 was $102 million, compared to a loss of $112 million in the previous quarter and to a loss of $80 million in the third quarter of 2003. The sequential improvement can be attributed to higher Telecom EBITDA, lower tax related costs and reduced loss from discontinued operations. Adjusting for the differences in accounting for IRU revenue and non-cash stock compensation not included in 2003, the consolidated loss narrowed by five percent in the third quarter versus prior year.

Pursuant to the SEC’s Regulation G, a definition and reconciliation of the company’s Telecom EBITDA measures to the reported net income for the relevant periods is included in the attached financial statements.

Capital Expenditures

For the third quarter of 2004, cash paid for capital expenditures and capital leases was $26 million, compared to $27 million the prior quarter and $35 million in the third quarter of 2003. More than two thirds of capital expenditures were driven by customer specific requirements. Global Crossing continues to deploy state of the art edge equipment as needed, maximizing reliability, functionality, capacity and economics. The company also continues to invest in the latest transmission technologies, as well as in its global IP and Voice over Internet Protocol (VoIP) service platforms. Examples include expansion of Global Crossing’s network footprint in Asia and decommissioning of Time Division Multiplexing (TDM) switching equipment, as the company converts to a VoIP platform, which now carries approximately 45 percent of the company’s voice traffic.

Discontinued Operations

As the result of its sale on August 13, 2004, Global Marine Systems (GMS) has been recorded as discontinued operations for all periods reported. Therefore, revenue, expense, Telecom EBITDA and capital expenditures do not include GMS. Net Income does include discontinued operations.

Cash, Financing and Liquidity Outlook

As of September 30, 2004, unrestricted cash and cash equivalents were approximately $88 million. Restricted cash and cash equivalents were $17 million, including $12 million in other long-term assets.

To address the previously disclosed $140 million of funding requirements for 2004, an affiliate of ST Telemedia has expanded its bridge loan facility to $125 million. The final bridge loan drawdown of $25 million was made on November 5, 2004, resulting in total outstanding debt of $325 million. The additional capital from the bridge facility and the deferral until January 2005 by affiliates of ST Telemedia of approximately $15 million of interest otherwise due in December under existing loans, and of the maturity due date of the bridge loan facility, are expected to provide adequate funding through the fourth quarter of 2004. The company expects to complete external financings to meet its long-term funding requirements and to refinance the bridge loan. Such financings are expected to include a secured debt financing with anticipated proceeds of $300 million or more by Global Crossing (UK) Telecommunications Ltd. (GCUK) in mid-December 2004 and a $50-100 million working capital facility secured primarily by North American accounts receivable.

As previously disclosed, Global Crossing’s anticipated financings are part of a broader recapitalization plan contemplated by an agreement with certain affiliates of ST Telemedia. Under the agreement, the following would occur simultaneously with the closing of the secured debt financing by GCUK: (1) the security interests securing the senior secured notes and the bridge loan facility will be released; (2) $75 million of the senior secured notes will be repaid; and (3) the bridge loan facility and remaining senior secured notes will be refinanced by $250 million principal amount of 4.7 percent payable-in-kind secured debt instruments that would be mandatorily convertible into common equity of Global Crossing Limited after four years, or converted earlier at ST Telemedia’s option, into approximately 16.2 million shares of the company’s common stock (assuming conversion after four years), subject to certain adjustments. The new secured debt instruments would be secured in a manner substantially similar to the senior secured notes, except that they would not have liens on assets of GCUK. The agreement is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions.

Should the company not obtain its expected financing in December, ST Telemedia has previously indicated a non-binding intention to provide financial support through the first quarter of 2005, in certain circumstances. There can be no assurance that the company will obtain external financing in December or that ST Telemedia would make financial support available if Global Crossing’s external financing is delayed.

Business Realignment Progress

Global Crossing’s strategic plan to provide IP converged services to global enterprise customers, through both direct and indirect distribution methods, is being accelerated by means of the company’s business restructuring announced in October. The business restructuring plan is intended to streamline and better focus Global Crossing’s operations to broadly serve global enterprise customers with higher margin IP converged and managed services offerings and to de-emphasize lower margin legacy services. The plan, which is designed to improve gross margins and to accelerate the pace at which the company reaches operating cash flow break-even, is expected to reduce revenue as the company takes pricing actions to de-emphasize or harvest these legacy services. Revenue associated with lines of business or products that are being de-emphasized are expected to decline by $40 to $60 million sequentially in the fourth quarter, and should result in continued gross margin improvements, reduce cash requirements and move the company towards profitability at a more rapid pace.

As previously disclosed, the company will incur restructuring costs of approximately $12-14 million for severance due to a headcount reduction of approximately 600 full-time employees and $4-5 million for real estate consolidation activities. These actions were initiated in the fourth quarter of 2004, and the company expects the largest portion of the associated restructuring charges to fall within the fourth quarter. These actions will result in an estimated $41-47 million in annual operating expense savings.

Conference Call

The company has scheduled a conference call for Monday, November 15, 2004 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at +1 212-896-6169 15 minutes prior to the start time. A Webcast will also be available at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Monday, November 15, 2004 beginning at 11:00 a.m. ET and will be accessible until Monday, November 22, 2004 at 11:00 a.m. ET. The replay call-in number is +1 402-977-9140. The access number is 21213816.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the ability of the company to arrange the necessary financing to fund its liquidity requirements, including any debt financing by GCUK or secured through the company’s working capital; the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com

4 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries

Summary of Consolidated Revenues

($ in millions)

	Quarter Ended			Nine Months Ended
	September 30, 2004 (Unaudited)	September 30, 2003 (Unaudited)	F / (U) Variation	September 30, 2004 (Unaudited)	September 30, 2003 (Unaudited)	F / (U) Variation
Commercial
Voice	$108	$115	$(7)	$329	$362	$(33)
Data	117	124	(7)	360	377	(17)
Conferencing services	21	18	3	62	62	—

Total Commercial	246	257	(11)	751	801	(50)

Consumer	3	7	(4)	12	22	(10)

Carrier
Service Revenue:
Voice	315	351	(36)	985	1,035	(50)
Data	52	60	(8)	156	163	(7)
IRU Revenue	1	21	(20)	3	63	(60)

Total Carrier	368	432	(64)	1,144	1,261	(117)

Total revenues	$617	$696	$(79)	$1,907	$2,084	$(177)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

($ in millions)

	Quarter Ended			Nine Months Ended
	September 30, 2004	September 30, 2003 (Restated)	F / (U) Variation	September 30, 2004	September 30, 2003 (Restated)	F / (U) Variation
REVENUES	$617	$696	$(79)	$1,907	$2,084	$(177)
OPERATING EXPENSES:
Cost of access and maintenance	463	524	61	1,450	1,594	144
Other operating expenses	194	186	(8)	579	563	(16)
Depreciation and amortization	45	34	(11)	127	100	(27)

	702	744	42	2,156	2,257	101

OPERATING LOSS	(85)	(48)	(37)	(249)	(173)	(76)
OTHER INCOME (EXPENSE)
Interest expense, net	(13)	(4)	(9)	(28)	(12)	(16)
Other income (expense), net	2	(3)	5	7	21	(14)

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(96)	(55)	(41)	(270)	(164)	(106)
Reorganization items, net	—	(30)	30	—	(36)	36
Gain on preconfirmation contingencies	5	—	5	5	—	5

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(91)	(85)	(6)	(265)	(200)	(65)
Provision for income taxes	(6)	(1)	(5)	(33)	(4)	(29)

LOSS FROM CONTINUING OPERATIONS	(97)	(86)	(11)	(298)	(204)	(94)
Discontinued operations, net of income tax	(4)	6	(10)	(26)	—	(26)

NET LOSS	(101)	(80)	(21)	(324)	(204)	(120)
Preferred stock dividends	(1)	—	(1)	(3)	—	(3)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(102)	$(80)	$(22)	$(327)	$(204)	$(123)

Global Crossing Limited and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions)

	September 30, 2004 (unaudited)	December 31, 2003 (Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$88	$216
Restricted cash and cash equivalents	5	12
Accounts receivable, net	313	402
Other current assets and prepaid costs	98	145
Current assets of discontinued operations	—	117

Total current assets	504	892
Property and equipment, net	1,059	1,133
Intangible assets, net	63	110
Other assets	54	44
Non current assets of discontinued operations	2	69

Total assets	$1,682	$2,248

LIABILITIES:
Short-term borrowings with controlling shareholder	$80	$—
Other current liabilities	894	1,040

Total current liabilities	974	1,040

Debt with controlling shareholder	200	200
Obligations under capital leases	92	84
Deferred revenue	134	148
Accrued restructuring costs	111	155
Deferred reorganization costs	31	42
Other deferred liabilities	46	36
Non current Liabilities of Discontinued Operations	—	150

Total liabilities	1,588	1,855

SHAREHOLDERS’ EQUITY	94	393

Total liabilities and shareholders’ equity	$1,682	$2,248

*	Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.

Global Crossing Limited and Subsidiaries

Reconciliation of Telecom EBITDA to Net Loss (unaudited)

($ in millions)

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Telecom EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of its Telecom EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Telecom EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Telecom EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited

Reconciliation of EBITDA to Net Loss (unaudited)

($ in millions)

	Quarter Ended			Nine Months Ended
	September 30, 2004	September 30, 2003 (Restated)	F / (U) Variation	September 30, 2004	September 30, 2003 (Restated)	F / (U) Variation
Telecom EBITDA	$(40)	$(14)	$(26)	$(122)	$(73)	$(49)
Depreciation and amortization	(45)	(34)	(11)	(127)	(100)	(27)
Other income (expense), net	(11)	(7)	(4)	(21)	9	(30)
Gain from pre-confirmation contingencies	5	—	5	5	—	5
Reorganization items, net	—	(30)	30	—	(36)	36
Income tax provision	(6)	(1)	(5)	(33)	(4)	(29)
Discontinued operations, net of income tax	(4)	6	(10)	(26)	—	(26)
Preferred stock dividends	(1)	—	(1)	(3)	—	(3)

Net loss applicable to common shareholders	$(102)	$(80)	$(22)	$(327)	$(204)	$(123)

Definitions:

Telecom EBITDA is earnings before interest, taxes, depreciation and amortization, other income/(expense), gain from pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.